Exhibit 99

HILLENBRAND INDUSTRIES

Financial News Release

Hillenbrand Industries Reports Third Quarter Revenues of
$552 Million and Fully Diluted Earnings Per Share of $1.00,
an Increase of 92 percent versus Prior Year

2003 full year fully diluted earnings per share guidance increased to between $3.90 and $3.95 on slightly lower revenues of $2.195 billion to $2.210 billion, excluding certain items

BATESVILLE, IND., July 30, 2003 — Hillenbrand Industries, Inc. (NYSE:HB) today reported unaudited financial results for its fiscal third quarter and nine months ended June 30, 2003. Net income for the Company’s fiscal third quarter totaled $62 million, or $1.00 per share after tax, including a previously announced restructuring charge of $9 million, or $0.10 per share, up from net income of $33 million, or $0.52 per share, earned in the prior year third quarter.

Consolidated revenues for the quarter increased 11.3 percent to $552 million from $496 million in the prior year third quarter primarily due to 2002 fiscal third quarter net capital losses of $32 million recognized by the Company’s Forethought Financial Services business (Forethought). Net capital gains of $1 million were recognized by Forethought in the 2003 fiscal third quarter. The remainder of the increase is attributable to higher revenues at all operating companies, most notably at Hill-Rom.

For the nine month period, net income totaled $132 million, or $2.13 per share, including the previously announced restructuring charge, down from net income of $149 million, or $2.37 per share, earned in the prior year nine month period.

Consolidated revenues for the nine months increased $5 million to $1.577 billion from $1.572 billion in the prior year period primarily due to the favorable differential in net capital losses reported between the two periods of $10 million, increased investment income of $13 million, and effects of favorable foreign currency exchange rates of $19 million. Increases were partially offset by the impact of the Company’s change in fiscal year end to September 30, and certain volume and pricing pressure at Hill-Rom.

Frederick W. Rockwood, president and chief executive officer said, “We’re very pleased with our third quarter revenue and earnings results, as we exceeded Wall Street consensus earnings estimates of $0.95 per share by $0.15 per share, adding back the $0.10 per share impact of our third quarter restructuring charge that we excluded from our guidance. Other key operating metrics in the third quarter showed positive improvement as well, with year-over-year margin expansion across all businesses and continued strong cash flow; the result of our commitment to increasing shareholder value.”

He added that, “A principal driver of our outstanding third quarter performance was the timing of certain Hill-Rom capital sales made in the period; as they were expected to be realized in the fourth quarter. Given the difficult economic environment, many capital equipment providers are experiencing softer orders and order movement across quarters. We are not immune to this, especially at Hill-Rom. This sales timing issue, in addition to continued softer than planned top-line demand in all of our businesses makes forecasting challenging. As a result, we are modestly reducing revenue and earnings guidance in the fourth quarter, but at the same time, we are increasing our full-year guidance, after adjusting for special charges, by roughly $0.05 per share from our previous guidance.”

Consolidated Third Quarter Results

Revenue for the quarter increased $56 million, or 11.3 percent, to $552 million from $496 million in the prior year third quarter. The increase was primarily attributable to the 2002 fiscal third quarter net capital losses of $32 million recognized by Forethought, which significantly reduced the prior year comparable sales, and to higher revenues at the Company’s other businesses, including $7 million from favorable exchange rates.

Consolidated gross profit improved $59 million to $254 million in the quarter from the prior year third quarter of $195 million. Gross profit as a percentage of revenues was 46.0 percent, up from 39.3 percent in the 2002 fiscal third quarter. Improvements in gross margins were attributable to higher revenues and improved margins at all businesses. The improved margins resulted from continued operating efficiencies and lower sales costs at Hill-Rom and Batesville Casket, along with improved investment income and a favorable differential in reported net capital gains/losses at Forethought.

Other operating expenses for the quarter totaled $148 million, including insurance operations, a decrease of $4 million, or 2.6 percent, from $152 million in the fiscal third quarter of 2002. As a percentage of revenues, operating expenses decreased to 26.8 percent in 2003 from 30.6 percent in 2002 as a result of lower overall expenses on a higher revenue base. Engineering and new product development initiatives increased nearly $2 million over the prior year period, in accordance with the Company’s business plan and strategy emphasizing new product development and quality. This increase was more than offset by lower expenses in other areas, including lower incentive compensation resulting from our lower revenue expectations.

During the third quarter the Company amended the terms of its defined benefit pension plan for most non-bargained employees. Current employees and those hired up to July 1, 2003 will be given the opportunity to elect participation in two alternative plans — either remaining in the current defined benefit plan or electing participation in an enhanced defined contribution plan. This election must be made by employees prior to September 30, 2003. The Company currently expects to recognize a charge in its fourth quarter reflecting costs associated with this action. A charge of $3 million, or $0.03 per share, has been factored into the Company’s fourth quarter and fiscal year guidance, which reflects management’s best estimate. The final calculation of this charge will not be available until early October.

Cash Flow

During the first nine months of 2003, net cash generated by operating activities decreased $77 million to $207 million compared to $284 million in the prior year period. Operating cash flows were impacted by slightly lower net income, higher inventories, and lower accounts payable and accrued liabilities, primarily associated with the payment of the litigation settlement of $175 million to Kinetic Concepts, Inc. (KCI) in January 2003. These unfavorable impacts were partially offset by decreased receivables, including the sale of approximately $30 million of long-term receivables, and favorable movement in other current assets, most notably in the tax-related accounts.

As of June 30, 2003, cash, cash equivalents and short-term investments (excluding investments in insurance operations) decreased $34 million to $262 million from $296 million at September 30, 2002. As outlined above, the primary reason for the decrease relates to the $175 million payment required in January 2003 as part of the prior year settlement of the litigation with KCI.

The Company terminated one of its outstanding interest rate swap agreements in the third quarter, recognizing cash proceeds and deferred gains of approximately $9 million. In July, the two remaining interest rate swap agreements were terminated and the Company recognized additional cash proceeds and deferred gains of approximately $17 million. With the termination of the swap agreements on $150 million of debt, all of the Company’s debt obligations are again subject to fixed interest rates. The deferred gains on the termination of the swaps will be amortized and recognized as a reduction in interest expense over the remaining term of the related debt.

The Company also announced today that it expects in the near future to commence a tender offer to purchase its outstanding debentures using available cash and, if needed, borrowings under its existing revolving credit facility. The terms of this offer will be set forth and will be made pursuant to an Offer to Purchase to be distributed to registered holders of the Company’s debentures.

Health Care

Health Care sales increased $14 million, or 6.8 percent, to $219 million in the fiscal third quarter of 2003 compared to $205 million in the third quarter of 2002. Volume accounted for $7 million of the overall increase in revenues, despite declines in Europe, accompanied by favorable foreign exchange rates of $6 million. Product mix and pricing had little impact on reported revenues for the quarter.

Gross profit for Health Care sales increased $14 million, or 14.7 percent, from $95 million to $109 million in the fiscal third quarter of 2003. As a percentage of sales, gross profit was 49.8 percent in the 2003 fiscal third quarter compared to 46.3 percent in the same period of 2002. The increase in gross profit was directly related to higher volumes and leverage against the fixed cost base, and continuing productivity improvements.

Health Care therapy rental revenue decreased $3 million to $77 million in the fiscal third quarter of 2003. The decline of net product revenues after discounts, called realized rate, for the quarter of $7 million, along with lower volume of $3 million, were the primary drivers of the decline.

Partially offsetting this downward pressure were favorable product mix and foreign currency exchange rates.

Health Care therapy rental gross profit increased $2 million to $40 million in the fiscal third quarter of 2003, compared to $38 million in the prior year period. As a percentage of sales, gross profit was 51.9 percent in the fiscal third quarter compared to 47.5 percent in the same period of 2002. The increase in gross profit despite lower volumes and pricing was primarily due to lower field sales and service costs.

On April 14, 2003, the Company announced that Hill-Rom established a new business structure to accelerate the execution of its strategy and strengthen its core businesses. These actions resulted in a third quarter charge of $9 million, yet are expected to generate benefits of between $12 million and $14 million annually beginning in the first quarter of fiscal 2004.

Funeral Services

Funeral Services products fiscal third quarter revenue of $156 million increased $7 million from that reported in the prior year comparable period. Favorable price realization, increased revenues from cremation products and other miscellaneous product accessory revenue drove the year-over-year increase. Lower death rates combined with an estimated 1 percent increase in cremation rates year-over-year resulted in a decline in burial unit volume of nearly 4 percent, or $4 million. This decline, along with slightly unfavorable product mix, partially offset the favorable revenue impacts mentioned earlier.

Funeral Services products gross profit increased $5 million to $87 million in the fiscal third quarter of 2003 from $82 million in the comparable prior year period. As a percentage of sales, gross profit was 55.8 percent in 2003 compared to 55.0 percent in 2002. The primary drivers of the increased margins were continued efficiencies and improvements in production costs, savings in purchased materials resulting from strategic sourcing initiatives, and improved price realization. Gross profit percentages were exclusive of distribution costs of $21 million, or approximately 13.5 percent of revenues, in the fiscal third quarter of 2003, down from $22 million and 14.8 percent of revenues in the prior year period, due to lower volumes. Such costs were included in other operating expenses for all periods.

Insurance revenues, consisting of underwriting and investment revenues, increased $38 million to $100 million in the fiscal third quarter of 2003. This increase was due primarily to the favorable differential in net capital gains/losses reported between the two periods of $33 million. Revenues generated by underwriting declined as earned revenues decreased $2 million to $55 million in the fiscal third quarter of 2003 as a result of lower policy sales. Investment income increased approximately $9 million in the third quarter 2003 to $45 million; primarily as a result of nearly $8 million of limited partnership losses included in the prior year results. Low interest rates and portfolio turnover continue to negatively impact portfolio yield.

The funeral value of policies sold during the fiscal third quarter of 2003 declined approximately 20 percent compared to the prior year period. Funeral value is defined as the dollar amount of a funeral that is being pre-funded with an insurance policy. The decline in funeral value of policies sold was primarily the result of the rationalization of sales and marketing programs and general economic weakness.

Forethought recognized profit before other operating expenses of $18 million in the third quarter of 2003 compared to a loss before other operating expenses of $20 million in the third quarter of 2002. The increase in profit before other operating expenses was due primarily to the favorable differential in net capital gains/losses reported between the two periods of $33 million.

Guidance Summary For 2003

In adherence to the U.S. Securities and Exchange Commission’s (SEC) Regulation Fair Disclosure, Hillenbrand Industries provides the following guidance for all investors and encourages all current and potential investors to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are before any special items not yet identified, including any additional impairments at Forethought, and exclude the impact of any potential acquisition or disposition activities.

A fourth quarter estimated pension curtailment charge of $3 million has been included in the following guidance, but as previously explained, the actual charge could differ from this estimate. In addition, the guidance figures presented below include an estimated $5.0 million of net capital gains at Forethought related to continuing portfolio rebalancing efforts. See the reconciliation of full-year guidance to amounts expected to be reported under U.S. generally accepted accounting principals (GAAP) below.

Outlook for 2003 Fiscal Fourth Quarter Ending September 30, 2003
($ in millions, except EPS)

Revenues:
Health Care sales	$220	to	$230
Health Care therapy rentals	75	to	80
Funeral Services sales	150	to	155
Insurance revenues	100	to	107
Total revenues	557	to	572
Gross Profit	255	to	260
Other operating expenses	150	to	155
Operating profit	100	to	105
Other income (expense), net	(3)	to	(4)
Income before income taxes	97	to	101
Income taxes	33	to	34
Net income	$64	to	$67
Diluted earnings per share	$1.03	to	$1.08
Average shares outstanding			62,250
Estimated gross margins (As a percent of revenues):
Health Care sales			46.5%
Health Care therapy rentals			48.5%
Funeral Services sales			56.0%
Insurance revenues			25.0%
Gross margin total			45.5%

Outlook for 2003 Fiscal Year End, September 30, 2003
($ in millions, except EPS)

Net Revenues	$2,195	to	$2,210	(1)
Gross Margin	44.5	to	45.0%	(1)
Other Operating Expenses	$590	to	$600	(2)
Tax Rate			34.0%
Diluted earnings per share	$3.90	to	$3.95	(1	)(2)

(1)	Excludes the impact of a $61 million ($0.64 per share) first quarter Forethought quarter-end impairment charge.

(2)	Excludes the impact of the $9 million ($0.10 per share) third quarter restructuring charge.

Guidance Reconciliation
($ in millions, except EPS)

Earnings and revenue measures, which exclude special items, do not adhere to GAAP, but the Company believes it is useful to assist investors in gaining an understanding of the trends and results of operations for the Company’s core businesses. Non-GAAP measures should be viewed in addition to, and not in lieu of, the Company’s reported results.

	Full Year

	Revenue	Gross Margin	Net Income	Diluted EPS

Guidance in accordance with U.S. GAAP	$2,134 to $2,149	$925 to $930	$196 to $199	$3.16 to $3.21
Adjustments:
Forethought quarter- end impairment charge (after-tax) - First quarter 2003	61	61	40	0.64
Hill-Rom restructuring charge (after-tax)- Third quarter 2003	—	—	6	0.10

Guidance	$2,195 to $2,210	$986 to $991	$242 to $245	$3.90 to $3.95

Prior Year — Full Year Only			$214 (3)	$3.40

% Change		44.5% to 45.0%		15% - 16%

(3)	- Reconciliation provided in Company’s release of fourth quarter and fiscal 2002 financial results.

Conference Call

The Company will sponsor a conference call for the investing public at 9:00 a.m. EDT on Wednesday, July 30, 2003. In the call, management will discuss the results for the fiscal third quarter ended June 30, 2003, along with expectations for the remainder of 2003. The call is available at www.hillenbrand.com or www.prnewswire.com during the call and will be archived through August 6, 2003 for those who are unable to listen to the live Web cast. Interested parties may also access the conference call live by dialing 800.230.1093 (International callers 612.288.0329) at the above time. A replay of the call is also available through August 6, 2003 at 800.475.6701 (320.365.3844 International). Code 690704 is needed to access the replay.

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About Hillenbrand Industries Inc.

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three businesses have headquarters in Batesville.

Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, therapy surfaces, stretchers, infant warmers, incubators, furniture, communication systems, surgical columns, medical gas management systems and headwall systems.

Batesville Casket Company and Forethought Financial Services both serve the Funeral Services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

Disclosure Regarding Forward-Looking Statements:

Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “enhancing,” “increase,” “realizing,” “full,” “affirms,” “creating,” “continue,” “believes,” and “potential” but their absence does not mean that the statement is not forward-looking. Forward-looking statements include those regarding guidance for 2003, enhancing shareholder value; and realizing the full profit potential of the existing businesses in our portfolio. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Factors that could cause actual results to differ include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, increased costs or unavailability of raw materials, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, the performance of the Company’s insurance investment portfolio, potential exposure to product liability or other claims, a lack of success in achieving expected efficiencies and cost reductions from announced restructuring and realignment activities, and failure of the Company to execute its acquisition strategy. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Transition Report on Form 10-K for the period ended September 30, 2002. The Company assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by the Company in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the U.S. Securities and Exchange Commission.

Consolidated Income

	Quarterly		Year-to-Date
	Period Ended		Period Ended

	06/30/03	06/30/02	06/30/03	06/30/02

	(In Millions Except Per Share Data)
Net revenues:
Health Care sales	$219	$205	$626	$635
Health Care therapy rentals	77	80	238	249
Funeral Services sales	156	149	472	472
Insurance revenues	100	62	241	216

Total revenues	552	496	1,577	1,572
Cost of revenues:
Health Care cost of goods sold	110	110	324	327
Health Care therapy rental expenses	37	42	120	129
Funeral Services cost of goods sold	69	67	210	214
Insurance cost of revenues	82	82	253	240

Total cost of revenues	298	301	907	910
Gross profit	254	195	670	662
Other operating expenses	148	152	445	461
Special charges, net	9	—	9	11

Operating profit	97	43	216	190
Interest expense	(5)	(4)	(15)	(13)
Investment income	2	3	7	9
Other income (expense), net	—	(3)	(8)	(7)

Income before income taxes	94	39	200	179
Income tax expense	32	6	68	30

Net income	$62	$33	$132	$149

Earnings per common share
- Basic	$1.00	$0.52	$2.13	$2.38
- Diluted	$1.00	$0.52	$2.13	$2.37
Dividends per common share	$0.25	$0.23	$0.75	$0.75
Average shares outstanding -basic (thousands)	62,055	62,944	62,017	62,877
Average shares outstanding -diluted (thousands)	62,194	63,272	62,153	63,159

Consolidated Balance Sheet

	06/30/03	09/30/02

	(In Millions)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$262	$296
Trade receivables, net	339	361
Inventories	112	103
Income taxes receivable	—	28
Deferred income taxes	109	136
Other	18	34

Total current assets	840	958
Equipment leased to others, net	58	60
Property, net	211	210
Other assets:
Intangible assets, net:
Excess of cost over net asset values of acquired companies	149	141
Other	95	73
Deferred charges and other assets	108	111

Total other assets	352	325
Insurance assets:
Investments	3,358	3,044
Deferred policy acquisition costs	694	697
Deferred income taxes	5	41
Other	57	107

Total insurance assets	4,114	3,889

Total assets	$5,575	$5,442

Consolidated Balance Sheet (continued)

	06/30/03	09/30/02

	(In Millions)
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$61	$75
Accrued litigation charge	75	250
Other	221	226

Total current liabilities	357	551
Other liabilities:
Long-term debt	328	322
Other long-term liabilities	98	94
Deferred income taxes	10	10

Total other liabilities	436	426
Insurance liabilities:
Benefit reserves	2,692	2,590
Unearned revenue	804	795
General liabilities	83	81

Total insurance liabilities	3,579	3,466

Total liabilities	4,372	4,443

Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock	4	4
Additional paid-in capital	46	44
Retained earnings	1,542	1,456
Accumulated other comprehensive income	154	40
Treasury stock	(543)	(545)

Total shareholders’ equity	1,203	999

Total liabilities and shareholders’ equity	$5,575	$5,442

Consolidated Cash Flows

	Year-To-Date Period Ended
	06/30/03	06/30/02

	(In Millions)
Net income	$132	$149
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and write-down of intangibles	56	65
Change in noncurrent deferred income taxes	(22)	—
Gain on sale of business	—	(1)
Change in net working capital excluding cash and current debt	(110)	(57)
Change in insurance items:
Deferred policy acquisition costs	3	(23)
Unearned revenue	9	3
Other insurance items, net	30	64
Insurance investment impairments	91	65
Other, net	18	19

Net cash provided by operating activities	207	284

Investing activities:
Capital expenditures	(81)	(90)
Proceeds on disposal of fixed assets and equipment leased to others	—	5
Proceeds on sale of business	—	8
Other investments	(14)	—
Insurance investments:
Purchases	(1,267)	(1,466)
Proceeds on maturities	305	583
Proceeds on sales	809	712

Net cash used in investing activities	(248)	(248)

Financing activities:
Reductions to debt, net	(—)	(2)
Proceeds from interest rate swap terminations	9	—
Payment of cash dividends	(46)	(47)
Exercise of options	2	12
Treasury stock acquisitions	—	(43)
Insurance deposits received	248	281
Insurance benefits paid	(208)	(209)

Net cash provided by(used in)financing activities	5	(8)

Effect of exchange rate changes on cash	2	—

Total cash flows	(34)	28
Cash, cash equivalents and short-term investments:
At beginning of period	296	269

At end of period	$262	$297

CONTACTS: Financial Analysts and Investors: Wendy Wilson, vice president investor relations, 812.934.7670; or, News Media: Christopher P. Feeney, director, public affairs and corporate communications, 812.934.8197, both of Hillenbrand Industries. www.hillenbrand.com

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